UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Blockbuster Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is the text of a press release issued by Blockbuster Inc. on May 10, 2005.

BLOCKBUSTER CLARIFIES PROCEDURE FOR “SPLIT VOTING”

DALLAS, May 10, 2005 — Blockbuster Inc. (“Blockbuster” or the “Company”) and its proxy solicitor, Morrow & Co., Inc., have received inquiries from stockholders asking how it might be possible, at Blockbuster’s 2005 Annual Meeting of Stockholders scheduled for Wednesday, May 11, 2005, to vote in accordance with the recommendation of Institutional Shareholder Services (“ISS”). ISS has recommended that stockholders vote in favor of dissident stockholder Carl Icahn’s nominees Edward Bleier and Strauss Zelnick, but not in favor of Mr. Icahn himself, and that the removal from the board of John Antioco, Blockbuster’s Chairman and CEO, is not warranted at this time.

Blockbuster continues to strongly urge stockholders to vote Blockbuster’s White proxy card in favor of Mr. Antioco and Blockbuster’s two other incumbent directors, Linda Griego and Peter Bassi. However, in response to inquiries from stockholders who have indicated that they wish to vote for Messrs. Bleier and Zelnick as well as Mr. Antioco, Blockbuster and its proxy solicitor have advised these stockholders to vote both Blockbuster’s White proxy card, by voting in favor of Mr. Antioco and withholding votes from Ms. Griego and Mr. Bassi, and also Mr. Icahn’s Gold proxy card, by voting in favor of Messrs. Bleier and Zelnick and withholding a vote from Mr. Icahn. Blockbuster and its proxy solicitor have further advised stockholders that in order to vote both Blockbuster’s White card and Mr. Icahn’s Gold card as described above, it would be necessary to add a statement to the face of each of the proxy cards. Blockbuster has suggested adding the following statement to the face of Blockbuster’s White proxy card: “This White proxy card dated May     , 2005 does not revoke the Gold proxy card dated the same date, and authorizes the proxy committee to vote only as directed on this card.” Blockbuster has also suggested adding the following statement to the face of Mr. Icahn’s Gold proxy card: “This Gold proxy card dated May     , 2005 does not revoke the White proxy card dated the same date, and authorizes the proxy committee to vote only as directed on this card.” The two proxy cards should be dated the same date.

Blockbuster has consulted its Delaware counsel regarding the voting procedures described above and has received advice that such procedures are permissible under Delaware law. In addition, on May 9, 2005, Blockbuster’s proxy solicitor met with ADP to determine the feasibility of these voting procedures, and has advised Blockbuster that ADP affirmed that it was prepared to accept the “dual” instructions. Blockbuster’s proxy solicitor has also been advised by Corporate Election Services, the independent inspector for the 2005 Annual Meeting, that it would be prepared to accept the “dual” cards described above.

In the event that a stockholder should complete and mail both the White and Gold proxy cards, but that the votes on Proposal II regarding the ratification of auditors are different, Blockbuster expects that the contradictory votes on Proposal II, but not on Proposal I regarding the election of directors, would be set aside.

Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

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Contact:

Press

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

or

Randy Hargrove

Senior Director, Corporate Communications

(214) 854-3190

Analysts/Investors

Mary Bell

Senior Vice President, Investor Relations

(214) 854-3863

or

Angelika Torres

Director, Investor Relations

(214) 854-4279